EXHIBIT 8.1
February 28, 2019

Global Net Lease, Inc.
405 Park Avenue, 3rd Floor
New York, New York 10022

Re: Opinion of Proskauer Rose LLP as to Tax Matters

Ladies and Gentlemen:
This opinion letter is being furnished to Global Net Lease, Inc., a Maryland corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 8.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”). We have acted as tax counsel for the Company in connection with preparation of Exhibit 99.1 to the Form 10-K which addresses the material U.S. federal income tax considerations relating to the issuance and sale by the Company of securities pursuant to the prospectus dated November 10, 2016 (the “Base Prospectus”) and various supplements to the Base Prospectus (the “Prospectus Supplements”) included as part of a registration statement on Form S-3, Registration No. 333-214579, originally filed with the Commission on November 14, 2016 (the “Registration Statement”).
The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.
In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement (including exhibits thereto), the Base Prospectus and the Prospectus Supplements; (2) the Articles of Amendment and Restatement of the Company, filed on April 3, 2015, as amended through the date hereof; (3) the Articles Supplementary of the Company, filed on September 8, 2017; (4) the Articles Supplementary of the Company, filed on December 15, 2017; (5) the Articles Supplementary of the Company, filed on March 23, 2018; (6) the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), dated June 2, 2015 (the “Partnership

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Global Net Lease, Inc.
February 28, 2019

Agreement”), and any amendments thereto through the date hereof; (7) the Second Amendment to the Partnership Agreement dated September 11, 2017; (8) the Third Amendment to the Partnership Agreement dated December 15, 2017; (9) the Fourth Amendment to the Partnership Agreement dated March 23, 2018; (10) the Fifth Amendment to the Partnership Agreement, dated July 19, 2018; (11) other public filings of the Company with the Commission such as Forms 10-Q and 10-K, including any relevant Exhibits; and (12) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of the Company, in the Company’s own capacity and in its capacity as the general partner of the Operating Partnership, in a letter to us of even date herewith (the “Officer’s Certificate”) relating to, among other things, those factual matters as are germane to the determination that the Company and the Operating Partnership, and the entities in which they hold direct or indirect interests, have been and will be formed, owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a real estate investment trust (a “REIT”) under the Code (collectively, the Officer’s Certificate and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).
In our review, we have assumed, with your consent, that all of the factual representations, covenants and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents. We have, consequently, assumed and relied on your representations that the information presented in the Transaction Documents (including, without limitation, the Officer’s Certificate and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or Transaction Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.
We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for the Company, dated as of the date hereof, that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.
Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

Global Net Lease, Inc.
February 28, 2019

(i)
commencing with the Company’s taxable year ended on December 31, 2013, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual method of operation through the date hereof has enabled it to meet and, assuming the Company’s election to be treated as a REIT is not either revoked or intentionally terminated, the Company’s proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Code;

(ii)
the discussion in Exhibit 99.1 to the Form 10-K, under the caption “Material U.S. Federal Income Tax Considerations” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the U.S. federal income tax considerations that are likely to be material to a holder of the securities of the Company discussed therein; and

(iii)
the Operating Partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year.

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussion in Exhibit 99.1 to the Form 10-K under the caption “Material U.S. Federal Income Tax Considerations” other than as expressly stated above.
The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in Exhibit 99.1 to the Form 10-K with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Proskauer Rose LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.
This opinion letter is rendered to you for your use in connection with the Form 10-K and may be relied upon by you and your stockholders.  Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.
We consent to the use of this opinion letter for filing as Exhibit 8.1 to the Company’s Annual Report on the Form 10-K, which is incorporated by reference in the Registration Statement, and to the use of our name in Exhibit 99.1 to the Form 10-K and the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.
Sincerely yours,
/s/ Proskauer Rose LLP